EXHIBIT 10.58

PARTIAL TERMINATION OF LEASE AND MUTUAL RELEASE

THIS PARTIAL, TERMINATION OF LEASE AND MUTUAL RELEASE (“Agreement”) is made as of April 16th, 2004 between PROPERTY GEORGIA OBJLW TWO CORPORATION, an Oregon corporation (as successor-in-interest to The Retail Property Trust) (“Landlord”) and PREMIERE TECHNOLOGIES, INC., a Florida corporation (“Tenant”) is made with reference to the following Recitals:

RECITALS

A. Landlord and Tenant are parties to an Agreement of Lease dated March 3, 1997, as modified by a Modification of Lease dated August 4, 1997, a Second Modification of Lease dated October 30, 1997, a Third Modification of Lease dated July 15, 1998, a Fourth Modification of Lease dated August 27, 1998, a Fifth Modification of Lease dated April 1, 1999, a Sixth Modification of Lease dated May 15, 1999, a Seventh Amendment to Lease dated February 28, 2001, and an Eighth Amendment to Lease dated June 24, 2001 (as modified and amended, the “Lease”). Pursuant to the Lease, Landlord leases to Tenant and Tenant leases from Landlord certain premises, among others, known as Suite 300 located on the third (3rd) floor of the Building, as more particularly described in the Lease (the “Third Floor Premises”).

B. Landlord and Tenant (collectively, the “Parties”) wish to terminate the Lease as to the 20,048 rentable square feet in the Third Floor Premises only, so that the Parties can be released and discharged from further performance of the provisions of the Lease for the Third Floor Premises, and to mutually release each other from further liability as provided for herein.

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein, the Parties hereto agree as follows:

1. Effective Date. The “Effective Date” for purposes of this Agreement shall be the date first written above.

2. Partial Termination of Lease. As of Effective Date the Lease shall be terminated as to the Third Floor Premises only, and shall have no further force or effect whatsoever with respect thereto, and Landlord and Tenant and their respective trustees, agents, employees, and contractors shall have no further liability or responsibility under any provision, term or condition of the Lease for the Third Floor Premises other than as provided herein.

3. Surrender of Premises. Tenant agrees to vacate and surrender possession and all of its right, title and interest in and to the Third Floor Premises to Landlord by April 30, 2004 (the “Surrender Date”). All personal property of Tenant shall be removed by 5:00 p.m. on the Surrender Date. If Tenant fails to remove its personal property from the Third Floor Premises by 5:00 p.m. on the Surrender Date, Landlord may elect to remove Tenant’s personal property from the Third Floor Premises and Tenant agrees to promptly pay to Landlord all costs and expenses related to Landlord’s removal, storage and disposal of such personal property. Tenant shall not be required to make any alterations or changes to the Third Floor Premises or remove any items other than Tenant’s personal property. Tenant shall indemnify and hold harmless Landlord against all loss or liability resulting from or arising out of Tenant’s failure to surrender the Third Floor Premises on or before the Surrender Date, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Third Floor Premises after the Surrender Date and any related attorneys’ fees, brokerage commissions and leasing expenses.

4. Contingency. The parties acknowledge that Landlord is currently negotiating to lease the Suite 300 Space to Riot Atlanta (the “New Tenant”), who currently occupies other premises in the Building. The termination of the Premises, as set forth in this Amendment, is contingent upon Landlord entering into an amendment to the New Tenant’s lease whereby the premise leased to the New Tenant are expanded to include the Suite 300 Space (the “Expansion Amendment”). If, for whatever reason, the Expansion Amendment is not executed by Landlord and the New Tenant following the Effective Date of this Amendment, Landlord may elect to void the termination of the Premises set forth in this Amendment by providing Tenant with written notice of such election at any time following the Effective Date. In the event that Landlord elects to void the termination of the Premises in accordance with the terms of this paragraph, then upon Tenant’s receipt of Landlord’s notice of such election, the termination of the Premises set forth herein, and all modifications of the Lease pertaining to such relocation, shall be void, and the Premises shall be and remain the Suite 300 Space from the Effective Date throughout the balance of the Lease Term unless the Premises are otherwise terminated in accordance with the provisions of the Lease.

5. Termination Fee. Tenant shall pay to Landlord in consideration for termination of the Lease for the Third Floor Premises only, a termination fee of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Termination Fee”) due and payable as follows:

5.1 Upon full execution hereof, Tenant shall pay to Landlord the sum of Three Hundred Seventy Five Thousand and No/100ths Dollars ($375,000.00);

5.2 On July 1, 2004, Tenant shall pay to Landlord the sum of Three Hundred Seventy Five Thousand and No/100ths Dollars ($375,000.00).

Tenant and Landlord agree that the Termination Fee is fair and adequate consideration for allowing Tenant to terminate the Lease for the Third Floor Premises prior to the Lease term expiration date. Tenant’s failure to timely make the payment under this Section 4 shall constitute a default under both this Agreement and the Lease.

6. Tenant’s Proportionate Share Reduction. Effective as of the Effective Date, Tenant’s Proportionate Share for the Premises shall decrease by Five and 76/100 Percent (5.76%) from Thirty-Two and 79/100 Percent (32.79%) to Twenty-Seven and 03/100 Percent (27.03%).

7. Release of Liability. Upon final payment by Tenant of the amounts required pursuant to the Lease and Section 4 above, Tenant and all Tenant’s respective agents, and Guarantors shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the provisions of the Lease for the Third Floor Premises except for express indemnities in such agreements that by their terms survive termination. On Effective Date, Landlord all of Landlord’s respective agents shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the provisions of the Lease for the Third Floor Premises except for express indemnities in such agreements that by their terms survive termination. As of Effective Date, Landlord and Tenant hereby forever release and discharge each other and each of their respective affiliates, agents, assigns, attorneys, directors, employees, heirs, officers, contractors, personal representatives, subsidiaries, predecessors, guarantors, and successors from any and all accounts, actions, attorneys’ fees, causes of action, claims, costs, damages, debts, demands, expenses, liabilities, liens, losses, obligations, and rights of whatsoever character, nature and description (collectively “Claims”), including without limitation, any and all causes of action or claims of whatsoever character which either of them may have had in the past, or now have in any way connected with, pertaining or related to, arising out of, or derived from any and all conditions and problems pertaining to the Third Floor Premises, except for Claims made in connection with the performance of the obligations under this Agreement and except for express indemnities in the Lease that by their own terms survive termination.

8. No Assignment. Each Party hereto represents and warrants that no Claim, or any portion thereof, that it has or might have arising out of the transactions and occurrences described in this Agreement, or any portion of any recovery or settlement to which any Party might be entitled has been assigned or transferred to any other person, firm or corporation in any manner, including by way of subrogation or operation of law or otherwise except as set forth in this Agreement.

9. Miscellaneous. This Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of each Party, or any other person, firm or entity. Each of the Parties agrees to execute any additional documents, reasonably necessary to consummate the intent and purposes of this Agreement. Each Party has read this Agreement and understands it fully, and is fully aware of the contents of this agreement and of its legal effect. This Agreement may be signed in counterparts, which when taken all together, shall constitute one agreement.

10. Agreement Effective. All Parties acknowledge that if the facts with respect to which this Agreement is executed are found hereafter to be different from the facts now believed by them to be true, they expressly accept and assume the risk of such possible differences and facts and agree that this Agreement shall be and shall remain effective notwithstanding such difference in facts.

11. Governing Law. This Agreement shall be governed by the laws of the State of Georgia.

12. Binding Effect on Successors. The undersigned further expressly agree that this Agreement shall be binding upon and shall inure to the benefit of each of them and their affiliates, agents, assignees, attorneys, divisions, employees, heirs, personal representatives, relatives, servants, subsidiaries, and successors as applicable, past, present or future. Except as expressly amended hereby, the Lease remains in full force and effect and is hereby ratified and confirmed. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single Agreement.

13. Prepaid Rent. The Parties agree that there is no prepaid rent being held by Landlord on behalf of Tenant.

14. Attorneys’ Fees. If either Party commences an action against the other party arising out of or in connection with this Agreement, the prevailing parry shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

15. Waivers. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party, but any such waiver must be in writing signed by the waiving party and will not be deemed a waiver of any subsequent failures or of any other obligations, agreements or conditions contained herein.

16. Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties and replaces and/or supercedes any prior or contemporaneous agreements, representations, warranties, undertakings or other agreements (oral or written, signed or unsigned) between the parties relating to the subject matter. This Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Agreement as of the day and year first above written.

LANDLORD:			TENANT:

PROPERTY GEORGIA OBJLW TWO CORPORATION, an Oregon corporation			PREMIERE COMMUNICATIONS, INC., a Florida corporation

By:	Clarion Partners, LLC, a New York limited liability company, its duly authorized agent		By:	/s/ Jeffrey A. Allred
			Name:	Jeffrey A. Allred
			Title:	President

	By:	/s/ Denise Stewart
	Name:	DENISE STEWART
Authorized Person

STATE OF Illinois	)
	)	ss.
COUNTY OF Cook	)

On this 26 day of August, 2004, before me personally came DENISE STEWART, to me known, who being by me duly sworn, did depose and say that (s)he resides at 648w Sheridan Chicago, IL that (s)he is the Authorized Person of PROPERTY GEORGIA OBJLW TWO CORPORATION, an Oregon corporation, the corporation described herein and which executed the foregoing instrument; that (s)he knows the seal of the said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of the said corporation; and that (s)he signed his name thereto by like order.

/s/ Rosemary Lewis
Notary Public

“OFFICIAL SEAL” Rosemary Lewis Notary Public, State of Illinois My Commission Expires 4/15/2007

STATE OF Georgia	)
	)	ss.
COUNTY OF Dekalb	)

On this 16th day of April, 2004, before me personally came Jeffrey A. Allred, to me known, who being by me duly sworn, did depose and say that (s)he resides at 3399 Peachtree Rd Atl 64, that (s)he is the President of PREMIERE COMMUNICATIONS, INC., a Florida corporation, the corporation described herein and which executed the foregoing instrument; that (s)he knows the seal of the said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of the said corporation; and that (s)he signed his name thereto by like order.

/s/ Nicole M. Kamen
Notary Public

NICOLE M. KAMEN
Notary Public, Dekalb County, Georgia
My Commission Expires February 25, 2005